Exhibit 10.19

[QUANTA LETTERHEAD]

November 29, 2012

Darren B. Miller

4527 Bermuda Drive

Sugar Land, TX 77479

Dear Darren:

Subject to and conditioned upon consummation of the sale by Quanta Services, Inc. (“Quanta”) of substantially all of its domestic telecommunications infrastructure services subsidiaries, this letter confirms our agreement regarding the various matters set forth below relating to the decision for you to cease to serve as Vice President of Information Technology and Administration in connection with such transaction. Pursuant to Section 6(d) of your Employment Agreement with Quanta dated October 20, 2003 (“Agreement”), Quanta will pay you $330,531, less applicable taxes, which is equivalent to your current annual salary plus one month’s salary in lieu of the notice requirement set forth in the Agreement.

In addition:

•	Quanta will accelerate the vesting of all unvested restricted stock you currently own;

•

Quanta agrees to pay you the bonuses in an amount determined in accordance with the terms of the Annual Incentive Plan calculated as of September 30, 2012 that would be payable to you in connection with your service in 2012 as Vice President of Information Technology and Administration of Quanta as if you had remained in such position through the bonus payment date for continuing employees of Quanta. The amount of the bonus payment with respect to this calculation under this agreement is $288,326, less applicable taxes.

•

Quanta agrees to enter into the attached Consulting Agreement with you during the Transition Services period after the sale of substantially all of the company’s domestic telecommunications infrastructure businesses; and

•

If you elect coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Quanta will pay your portion of COBRA premiums, for you and your covered dependents, for a period of six months.

As consideration for the payments and benefits described above, you agree to release Quanta from all claims as set forth below:

You, for yourself, your heirs, executors, administrators, successors and assigns, fully and forever release and discharge Quanta, its associated companies and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities and claims of any nature whatsoever, known or unknown, that you had, now have, or may hereafter claim to have against the Released Parties from the beginning of time through the date you execute this letter agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A, et seq.); the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the National Labor Relations Act, as amended; the Texas Commission on Human Rights Act, as amended; any local human rights law; and any tort or contract cause of action or theory. You expressly represent and agree that you have been advised that, by entering into this letter agreement, you are waiving all claims that you may have against Quanta arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this letter agreement.

You also agree that you will not file any complaints, claims or actions against the Released Parties with any court regarding any matters or claims that arose prior to your execution of this letter agreement. If any court assumes jurisdiction on your behalf of any complaint, claim or action against the Released Parties, you will direct that court to withdraw from or dismiss with prejudice the matter.

Notwithstanding the preceding provision or any other provision of this letter agreement, this letter agreement is not intended to prohibit you from bringing an action to challenge the validity of the release of claims under the Age Discrimination in Employment Act, as amended, or the Older Worker’s Benefit Protection Act, as amended. You further understand and agree that if you or someone acting on your behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Released Parties, you expressly waive any right to recover any damages or other relief, whatsoever, from the Released Parties, including costs and attorneys’ fees.

This above is not intended to interfere with your right to file a charge with an administrative agency in connection with any claim you believe you may have against any of the Released Parties. However, by executing this letter agreement, you hereby waive the right to recover, and agree not to seek any damages, remedies or other relief for yourself personally in any proceeding you may bring before such agency or in any proceeding brought by such agency, or any other person, on your behalf. These provisions are also not intended to apply to claims for accrued benefits (other than severance-type benefits) under any benefit plan (including any plan subject to ERISA) of Quanta or its subsidiaries pursuant to the terms of any such plan or to the other rights set forth in this letter agreement.

You understand that you are not releasing rights under this letter agreement, that any claims which cannot be lawfully waived are excluded from this release and that by executing this letter agreement, you are not waiving any such claims. Likewise, you are not releasing any rights or claims that may arise after the date on which you sign this letter agreement. In addition, while this release requires you to waive any and all claims against the Released Parties arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit you from filing in good faith for and from receiving any workers’ compensation benefits from Quanta’s workers’ compensation carrier for compensable injuries incurred during your employment. Accordingly, pursuit of any such workers’ compensation benefits with Quanta’s workers’ compensation carrier or third-party administrator will not be considered a violation of this release.

You acknowledge that you were provided this letter agreement for a period of at least twenty-one (21) days so that you may consider whether to sign it. If you sign this letter agreement prior to the end of the 21-day period, you certify and agree that the decision to accept such shortening of time is knowing and voluntary. You may revoke this letter agreement at any time within seven (7) days after you execute it by delivering written notification of such revocation to me. You are advised to consult with a lawyer prior to signing this letter agreement. By signing below, you agree that you have reviewed and fully understand all terms of this letter agreement and that your agreement to its terms is knowing and voluntary.

Please acknowledge your agreement with the matters set forth in this letter agreement by signing in the space set forth below. We appreciate your service to Quanta.

Best regards,

/s/ James F. O’Neil

James F. O’Neil

President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Darren B. Miller___________________

Darren B. Miller